SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

 PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934.

Date of Report: August 3, 2004

Commission File Number: 0-25790

PC MALL, INC.
(Exact name of registrant as specified in its charter)

Delaware	95-4518700
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2555 West 190th Street
Torrance, CA 90504, Suite 201
(Address of Principal Executive Offices)(Zip Code)
(310) 354-5600
(Registrant's telephone number, including area code)

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(a)  Not applicable.

(b)  Not applicable.

 (c) Exhibits

         99.1 Text of Press Release dated August 3, 2004 (furnished pursuant to Item 12 of Form 8-K).

ITEM 12.  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On August 3, 2004, PC Mall, Inc. issued an earnings release announcing its financial results for the quarter ended June 30, 2004.  A copy of the earnings release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

The information in this Current Report on Form 8-K, including the exhibits attached hereto, is furnished pursuant to Item 12 and shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 3, 2004		PC MALL, INC.

	By:	/s/ TED SANDERS Ted Sanders Chief Financial Officer

(Duly Authorized Officer of the Registrant and Principal Financial Officer)

Index to Exhibits

Exhibit Number	Description
99.1	Text of Press Release Dated August 3, 2004 (furnished pursuant to Item 12 of Form 8-K).

Exhibit 99.1

Contact:

Frank Khulusi, Chairman, President and CEO

 Ted Sanders, CFO

 PC Mall, Inc.

(310) 354-5600

or

Budd Zuckerman, (303) 415-0200

Genesis Select.

PC MALL REPORTS RECORD SECOND QUARTER SALES UP 24 PERCENT FROM Q2 2003

Highlights:

  Record second quarter sales of $270 million which represents 24 percent organic growth from Q2 2003.

  eCOST.com sales for the quarter increased 62 percent from Q2 2003, to $39 million.

  Diluted earnings per share for the quarter was $0.06 (includes $0.02 per share of eCOST.com IPO related expenses and non-cash stock compensation charge, net of tax) compared with Q2 2003 EPS of $0.09.

  Corporate sales for the quarter increased 42 percent from Q2 2003 and four percent from Q1 2004.

  PC Mall Gov sales for the quarter increased 21 percent from Q2 2003 and 15 percent from Q1 2004.

  Corporate and public sector account manager sales-force increased 39 percent from Q2 2003 and two percent from Q1 2004.

Torrance, California -- August 3, 2004 -- PC Mall, Inc. (NASDAQ:MALL - news) today reported record quarterly sales of $270.5 million, up 24 percent from Q2 2003 sales of $218.9 million. Diluted earnings per share for Q2 2004 were $0.06, which includes $0.02 per share of eCOST.com IPO related expenses and non-cash stock compensation charge, net of tax. This compares with $0.09 per share for Q2 2003. Earnings for Q2 2004 were impacted by continued investments in the Canadian call center and OnSale.com initiative at a cost of $0.3 million each, non-cash stock compensation cost of $0.1 million and audit fees of $0.3 million associated with obtaining three-year audited financials for eCOST.com. These expenses amounted to $1.0 million pre-tax or $0.05 per diluted share in the quarter, net of tax.

Frank Khulusi, Chairman, President and CEO of PC Mall, Inc. said, "During Q2 2004, we continued to execute our market-share acquisition strategy which resulted in the highest organic growth rate of the public companies which we consider in our peer group of direct marketers of technology solutions. Our Canadian call center and PC Mall Gov investments, as well as the expansion of eCOST.com's product categories contributed to our accelerated growth rate. We are proud of our record second quarter sales and superior growth rate as it furthers our position with manufacturers and commercial customers as one of the leading companies in our industry."

Khulusi continued, "We continued to aggressively invest in building our sales-force with most of the emphasis on the Canadian call center, which serves U.S. customers. Our aggressive investment in our commercial sales-force impacts our current results. However, we expect long-term benefits from this strategy as we realize the benefits of leverage from productivity improvements in our account managers as they gain experience. To this end, it is our intent to continue to aggressively strive to expand our market share by expanding our commercial sales-force."

Consolidated Q2 2004 sales increased 24 percent from Q2 2003 to $270.5 million from $218.9 million. Sales for Q2 2004 reflected a continuation of earlier trends with business areas of strategic focus experiencing accelerated growth rates. Corporate sales for the quarter grew 42 percent, eCOST.com's sales grew 62 percent and PC Mall Gov sales grew 21 percent. Growth in these areas of strategic focus were partially offset by a year-over-year decline in Q2 Core Business catalog sales of 15 percent.

Consolidated gross profit for Q2 2004 rose 13 percent, or $4.0 million, from Q2 2003. The increase in gross profit resulted from an increase in sales. Gross profit margins as a percentage of sales declined to 12.8 percent from 14.0 percent in Q2 2003 but increased slightly from 12.7 percent in Q1 2004. The decline in Q2 2004 gross profit margin from Q2 2003 is primarily the result of decreased vendor consideration received by the Company as a percentage of net sales, as well as aggressive pricing used to accelerate customer acquisition, and a higher percentage of sales from eCOST.com, which typically has a lower gross profit margin than the Core Business. The Company's gross profit percentage will vary from quarter to quarter depending on the continuation of key vendor support programs as well as product mix, pricing strategies and other factors.

Consolidated selling, general and administrative expenses ("SG&A") as a percentage of sales for Q2 2004 decreased by approximately 37 basis points to 10.2 percent from 10.6 percent of sales in Q2 2003. The Company believes the decrease in spending as a percentage of sales, despite the aggressive hiring of corporate account managers demonstrates leverage in the Company's business model. Additionally, SG&A for Q2 2004 was impacted by the non-cash stock compensation charge and audit fees associated with three-year audited financial statements of eCOST.com. These items, not present in Q2 2003, amounted to $0.4 million pre-tax or $0.02 per share, net of tax.

Advertising expenses decreased by $0.2 million to $5.5 million in Q2 2004 primarily due to a $0.8 million decrease in advertising supporting the Company's catalog business. Such funds in Q2 2004 were partially redeployed to fund the expansion of the corporate and public sector sales force. Further, advertising expenses in Q2 2003 were reduced by $0.4 million of vendor consideration which was classified as an offset to advertising expenses, but are classified in cost of goods sold in Q2 2004, as required by EITF 02-16.

Corporate and public sector account manager headcount included in SG&A at the end of Q2 2004 amounted to 676 employees, up 189 managers from Q2 2003 and 15 account managers from Q1 2004. Average tenure for a corporate and public sector account manager at the end of Q2 2004 was 19 months with 14 percent of the corporate and public sector workforce in training, 62 percent with less than one year experience and 75 percent with less than two years experience. Total account managers including those focusing on corporate, public sector and consumer customers numbered 831 at the end of Q2 2004, up 180 managers from Q2 2003 and 29 managers from Q1 2004.

eCOST.com's Q2 2004 sales increased 62 percent over the same period last year to $38.9 million from $24.0 million in Q2 2003. Further, eCOST.com's Q2 2004 sales were higher than Q1 2004 and Q4 2003. Twelve month active customers at the end Q2 2004 rose by 80 percent over Q2 2003, and new customers acquired during the quarter increased 93 percent over the same period last year. eCOST.com's results for Q2 2004 were approximately break-even compared with net income of $0.2 million in Q2 2003. Q2 2004's results included $0.3 million in audit fees associated with its registration statement and $0.1 million of non-cash stock compensation expense that were not present in Q2 2003's results. During the quarter, eCOST.com focused on expanding the depth of its product selection and suppliers in its recently introduced video games, home & housewares, watches and jewelry, and DVD product categories.

PC Mall's balance sheet at the end of the quarter remained strong. Cash and cash equivalents at the end of the quarter were $6.3 million. Accounts receivable at June 30, 2004 rose by $14.0 million from December 31, 2003, reflecting increased sales on account to corporate and government customers during the period. Inventories declined $17.9 million from December 31, 2003, as the Company sold through its strategic purchases made at the end of last year. Accounts payable declined $18.2 million from December 31, 2003, corresponding to the decline in inventory. Borrowings under PC Mall's line of credit increased to $34.6 million at the end of the quarter from $26.2 million as of December 31, 2003. However, working capital rose $4.4 million to $32.4 million at June 30, 2004 from $28.0 million at December 31, 2003.

*     *     *

Conference Call

Management will be holding a conference call on Tuesday, August 3, 2004 at 5:00 p.m. Eastern time to discuss second quarter results. To participate, please dial (800) 299-7098 and input pass code 33961637 no later than 4:50 p.m. EST.

To listen to PC Mall's management discussion of the second quarter results live, access the PC Mall website, www.pcmall.com, and click on the Investor Relations section.

A conference call replay will be available immediately following the call until August 24, 2004 and can be accessed by calling: (888) 286-8010 and inputting pass code 11114671.

About PC Mall

PC Mall, Inc. together with its subsidiaries (the Company), is a rapid response supplier of technology solutions for business, government and educational institutions as well as consumers. More than 100,000 different products from companies such as Microsoft, Apple, IBM and HP are marketed to business customers using relationship based selling, direct marketing, catalogs and the Internet (http://www.pcmall.com, http://www.macmall.com, http://www.pcmallgov.com). Customer orders are rapidly filled by the Company's distribution center strategically located near FedEx's main hub or by PC Mall's extensive network of distributors, one of the largest networks in the industry.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include the statements regarding the Company's expectations, hopes or intentions regarding the future, including but not limited to statements regarding cash position, expense reductions, sales growth and market share, Corporate and Public sector sales initiatives, the effect of the Company's reinvestment in its sales force, recent acquisitions, the prospects for the Company's OnSale.com and eCOST.com subsidiaries; growth of the professional and engineering services business, enterprise market, seasonality, and operating results for the second quarter and 2004 fiscal year. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Among the factors that could cause actual results to differ materially are the following: difficulties related to integration of newly-acquired businesses (or any future acquisitions); uncertainties relating to the relationship of increases in account managers and productivity; decreases in revenue related to Corporate and Public Sector sales; increased competition and pricing pressures; availability of third party suppliers at reasonable prices; increased expenses, increased costs from online initiatives; risks due to shifts in market demand or price erosion of owned inventory, and inability to convert back orders to completed sales. Additional factors that could cause actual results to differ are discussed under the heading "Certain Factors Affecting Future Results" and in other sections of the Company's Form 10-K for the 2003 fiscal year, on file with the Securities and Exchange Commission, and in its other periodic reports filed from time to time with the Commission. All forward-looking statements in this document are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

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-Financial Tables Follow-

PC MALL, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Net sales	$270,496	$218,862	$548,620	$453,659
Cost of goods sold	235,773	188,160	478,639	394,092
Gross profit	34,723	30,702	69,981	59,567
Selling, general and administrative expenses	27,535	23,095	54,577	47,116
Advertising expense	5,528	5,773	13,122	9,965
Income from operations	1,660	1,834	2,282	2,486
Interest expense, net	510	331	911	519
Income before income taxes	1,150	1,503	1,371	1,967
Income tax provision	443	556	528	728
Net income (loss)	$707	$947	$843	$1,239

Earnings (loss) per share:
Basic earnings per share	$0.06	$0.09	$0.08	$0.12
Diluted earnings per share	$0.06	$0.09	$0.07	$0.11

Basic weighted average number of shares outstanding	11,026	10,535	10,959	10,566
Diluted weighted average number of common and common equivalent shares outstanding	12,174	11,115	12,128	11,119

PC MALL, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands, except share data)

	June 30, 2004 (unaudited)	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$6,344	$7,819
Accounts receivable, net of allowance for doubtful accounts	85,395	71,401
Inventories	62,640	80,542
Prepaid expenses and other current assets	2,984	3,909
Deferred income taxes	3,578	3,578
Total current assets	160,941	167,249

Property and equipment, net	10,156	10,438
Goodwill, net	1,355	861
Deferred income taxes	10,102	9,269
Other assets	2,227	1,353
	$184,781	$189,170
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$65,694	$83,856
Accrued expenses and other current liabilities	16,667	16,621
Deferred revenue	11.136	11,348
Line of credit	34,554	26,202
Notes payable - current	500	1,000
Total current liabilities	128,551	139,027

Notes payable	3,000	250
Total liabilities	131,551	139,277

Stockholders' equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $.001 par value; 30,000,000 shares authorized;11,465,162 and 11,165,399 shares issued; and 10,940,507 and 10,871,199 shares outstanding, respectively	11	11
Additional paid-in capital	82,433	78,032
Deferred stock-based compensation	(1,906)
Treasury stock at cost: 294,200 shares	(1,015)	(1,015)
Translation adjustment	-	1
Retained earnings (accumulated deficit)	(26,293)	(27,136)
Total stockholders' equity	53,230	49,893
	$184,781	$189,170